Exhibit 10.1

Execution Version

FARMOUT AGREEMENT

between

ERHC ENERGY KENYA LIMITED

and

CEPSA KENYA LIMITED

Relating to

Block 11A, Kenya

TABLE OF CONTENTS

CLAUSE 1 DEFINITIONS	4

CLAUSE 2 TRANSFER OF INTEREST	8

CLAUSE 3 CONDITIONS TO TRANSFER	10

CLAUSE 4 CONSIDERATION	15

CLAUSE 5 INTERIM PERIOD	22

CLAUSE 6 REPRESENTATIONS AND WARRANTIES OF THE PARTIES	24

CLAUSE 7 TAX	33

CLAUSE 8 CONFIDENTIALITY	35

CLAUSE 9 NOTICES	36

CLAUSE 10 LAW AND DISPUTE RESOLUTION	37

CLAUSE 11 FORCE MAJEURE	39

CLAUSE 12 DEFAULT	39

CLAUSE 13 GENERAL PROVISIONS	41

EXHIBITS:

A	Joint Operating Agreement – Main Principles
B	Transitional Agreement – Main Principles
C	Contract
D	Deed of Transfer Model Form

FARMOUT AGREEMENT

THIS AGREEMENT is entered into on the 7th day of October 2013 by and between

ERHC ENERGY KENYA LIMITED, a company registered in Kenya and having its registered office at P.O Box 38649-00623, Nairobi, Kenya (hereinafter referred to as the “Farmor”); and

CEPSA KENYA LIMITED, a company organized and existing under the laws of Kenya and having its registered office at  P.O Box 10643-00100, Nairobi, Kenya (hereinafter referred to as the “Farmee”);

The companies named above, and their respective successors and assignees (if any), may sometimes individually be referred to as “Party” and collectively as the “Parties”.

WHEREAS, ERHC Energy (AGC Profond) Ltd (“ERHC Energy”), an Affiliate of the Farmor, entered into a Production Sharing Contract with the Government of the Republic of Kenya on 28 June 2012 (such agreement, as amended, is hereafter referred to as the “Contract”);

WHEREAS, ERHC Energy and the Farmor entered into a transfer agreement on 30 September 2013 wherein ERHC Energy transferred to the Farmor its Participating Interest in the Contract and the Farmor agreed to accept such Participating Interest (such transfer agreement being the “Contract Transfer”);

WHEREAS, the Farmor is willing to assign and transfer the Farmout Interest (as defined below) in and under the Contract to the Farmee in accordance with the terms set forth herein and Farmee wishes to acquire the same; and

WHEREAS, the Farmor is also willing to assign and transfer the Operatorship (as defined below) to the Farmee and the Farmee wishes to acquire the same;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and obligations set out below and to be performed, the Farmor and Farmee agree as follows:

CLAUSE 1
DEFINITIONS

As used in this Agreement, the following capitalized words and terms shall have the meaning ascribed to them below. Any capitalized term used in this Agreement and not specifically defined in this Agreement shall have the same meaning as in the Contract.

1.1	Affiliate means a legal entity which Controls, or is Controlled by, or which is Controlled by an entity which Controls, a Party; where “Control” means the ownership directly or indirectly of more than fifty percent (50%) of the voting rights in a legal entity or the power, by contract or otherwise, to direct or cause the direction of the management or policies of a legal entity, and “Controls” and “Controlled by” shall be construed accordingly.

1.2	Agreed Interest Rate means interest compounded on a monthly basis, at the rate per annum equal to the one (1) month term, London Interbank Offered Rate (LIBOR rate) for U.S. dollar deposits, as published in London by the Financial Times or if not published, then by The Wall Street Journal, plus one percent (1%), applicable on the first Working Day prior to the due date of payment and thereafter on the first Working Day of each succeeding calendar month. If the aforesaid rate is contrary to any applicable usury law, the rate of interest to be charged shall be the maximum rate permitted by such applicable law.

1.3	Agreement means this Farmout Agreement together with the Exhibits, schedules and other attachments hereto, and any extension, renewal or amendment hereof agreed to in writing by the Parties.

1.4	Appraisal Well has the meaning given to it in Clause 4.1(iii)(b).

1.5	Attributable Costs has the meaning given to it in Clause 4.1(vi).

1.6	Bank Guarantee has the meaning given to it in Clause 4.1(v).

1.7	Carry Obligation has the meaning given to it in Clause 4.1(ii).

1.8	Closing Date has the meaning given to it in Clause 3.4.

1.9	Conditions has the meaning given to it in Clause 3.1.

1.10	Consent means the prior written consent of the Government Representative to the transfer of the Farmout Interest and the Operatorship, in accordance with Clause 35(2) of the Contract.

1.11	Consent Date means the date on which the Government Representative provides its Consent.

1.12	Contract has the meaning given to it in the Recitals hereto. A copy of the Contract is attached hereto as Exhibit C.

1.13	Contract Area means the area of Petroleum Operations more particularly described in Appendix A to the Contract, as the same may be amended following any relinquishments thereunder or any other amendments thereto.

1.14	Contract Transfer has the meaning given to it in the Recitals hereto.

1.15	Consent Period has the meaning given to it in Clause 3.3(i).

1.16	Consideration has the meaning given to it in Clause 4.1.

1.17	Deed of Novation means the document to be entered into between ERHC Energy and the Farmor wherein ERHC Energy shall transfer by way of novation all its liabilities and obligations pursuant to and in respect of the Contract to the Farmor and the Farmor agrees to accept such liabilities and obligations.

1.18	Deed of Transfer means the document by which the Farmout Interest and the Operatorship is transferred and conveyed to the Farmee or one of its Affiliates by the Farmor as provided hereunder. The Deed of Transfer Model Form is attached hereto as Exhibit D.

1.19	Defaulting Party has the meaning given to it in Clause 3.3(ii)

1.20	Effective Date means the date of execution of this Agreement.

1.21	EIA Project Report means the environmental impact assessment project report to be carried out by or on behalf of ERHC for the Block and to be submitted to NEMA for NEMA’s approval.

1.22	ERHC Energy has the meaning given to it in the Recitals hereto.

1.23	Exploratory Well has the meaning given to it in Clause 4.1(ii)(b)(1).

1.24	Farm-in Fee has the meaning given to it in Clause 4.1(i).

1.25	Farmor’s Guarantee has the meaning given to it in Clause 2.6(c)

1.26	Farmout Interest means a fifty five percent (55%) Participating Interest in the Contract, representing sixty one point eleven percent (61.11%) of the Farmor’s Participating Interest in the Contract.

1.27	First Attributable Costs has the meaning given to in Clause 4.1(vi).

1.28	First Attributable Costs Letter of Credit means the letter of credit to be provided by the Farmor or an Affiliate to the Farmee to guarantee the repayment to the Farmee of the First Attributable Costs pursuant to Clause 3.3(vi).

1.29	Force Majeure has the meaning given to it in Clause 11.

1.30	FTG Survey has the meaning given to it in Clause 4.1(vi)(b).

1.31	Government means the Government of the Republic of Kenya and any political subdivision, agency or instrumentality thereof.

1.32	Government Election has the meaning given to it in Clause 13.1(iv).

1.33	Government Representative means the permanent secretary of the cabinet of the Minister of Energy of the Government or any other Government official authorised to approve the assignment of Farmout Interest under Clause 35(2) of the Contract.

1.34	incurred as used in this Agreement shall be interpreted in accordance with the provisions of the Accounting Procedure attached to the JOA.

1.35	Interim Period means the period commencing on the Effective Date and ending on the Closing Date or the date of the termination of this Agreement, whichever occurs sooner.

1.36	JOA means the Joint Operating Agreement to be entered into between the Parties based substantially on the 2012 AIPN Model Form Joint Operating Agreement and incorporating the JOA Main Principles.

1.37	JOA Main Principles means the main principles for the Joint Operating Agreement as attached hereto as Exhibit A.

1.38	knowledge of a Party refers to the actual knowledge of each of the individuals comprising the management of that Party.

1.39	Laws/Regulations means those laws, statutes, rules and regulations governing activities under the Contract.

1.40	LCIA has the meaning given to it in Clause 10.2(ii).

1.41	Minimum Work and Expenditure Obligations shall mean those work and expenditure obligations detailed in Clause 4 of the Contract.

1.42	NEMA means the National Environment Management Authority of the Government.

1.43	Non-Transferring Party has the meaning given to it in Clause 13.1(i).

1.44	Operator means the entity designated to conduct operations in the Contract Area in accordance with the terms of the JOA, as referred to in the Contract.

1.45	Operator Requirements has the meaning given to it in Clause 2.4(ii).

1.46	Operatorship has the meaning given to it in Clause 2.1(ii).

1.47	Participating Interest means (i) in relation to the Contract, as to any Party that is a party under the Contract the undivided interest of such party expressed as a percentage of the total interest of all parties in the rights and obligations in and under from the Contract; and (ii) in relation to the JOA, as to any party to the JOA, the undivided interest of such party expressed as a percentage of the total interest of all parties in the rights and obligations in and under the JOA.

1.48	Past Costs has the meaning given to it in Clause 4.1(iv).

1.49	Parent Company Guarantee has the meaning given to it in Clause 4.1(v).

1.50	Permits means all easements, permits, licences, certificates, servitudes, surface leases, rights-of-way and other rights pertaining to, or used or held for use in connection with the Contract and operations under the JOA.

1.51	Post Closing Termination Right has the meaning given to it in Clause 4.3.

1.52	Records means all Kenyan accounting records, tax records, agreements, documents, computer files and tapes, maps, books, records, accounts, geological, geophysical, reservoir and engineering data, environmental reports, studies and all other files of Farmor relating to the Farmout Interest, the Operatorship and the Contract. This definition shall not include any information, over which legal privilege would extend, Farmor's interpretation of the Records or managerial reports and decision-making documents.

1.53	Retained Interest means the thirty five percent (35%) Participating Interest in the Contract, held by the Farmor after the transfer of the Farmout Interest.

1.54	Rules has the meaning given to it in Clause 10.2(iii).

1.55	Security means any parent company guarantee or any other guarantee which may be provided by a Party in favour of the Government, if so required by the Government, with respect to the discharge of its obligations under the Contract.

1.56	Supplementary Attributable Costs has the meaning given to in Clause 4.1(vi).

1.57	Supplementary Attributable Costs Letter of Credit means an letter of credit to be provided by the Farmor or an Affiliate to the Farmee to guarantee the repayment to the Farmee of any Supplementary Attributable Costs pursuant to Clause 3.3(vi).

1.58	3D Acquisition has the meaning given to it in Clause 4.1(ii)(b)(2).

1.59	Transferring Party has the meaning given to in Clause 13.1(iii).

1.60	Transitional Agreement means the agreement to be entered into between the Parties, based on the Transitional Agreement Main Principles that provides for the conduct of operations between the Closing Date and the end of the Transitional Period.

1.61	Transitional Agreement Main Principles means the main principles for the Transitional Agreement as attached hereto as Exhibit B

1.62	Transitional Period has the meaning set out in Clause 2.5.

1.63	Working Day means a day other than a Saturday, a Sunday or a day on which the banks are closed for business in (i) Nairobi, Kenya; (ii) Houston, Texas; or (iii) Madrid, Spain.

CLAUSE 2
TRANSFER OF INTEREST

2.1	Grant

Subject to the satisfaction of the Conditions, in exchange for the Consideration and pursuant to the terms and conditions of this Agreement, the Farmor shall assign and transfer to the Farmee, and the Farmee agrees to accept:

(i)	the Farmout Interest; and

(ii)	the character, rights and obligations of the Operator (such character, rights and obligations being the “Operatorship”).

2.2	Binding Effect

The Farmor and the Farmee shall be bound by this Agreement on and from the Effective Date and shall fully perform all of their respective obligations under this Agreement.

2.3	Ownership

After the transfer of the Farmout Interest, the Participating Interests in the Contract and the JOA shall be:

FARMEE (CEPSA)	55% FARMOUT INTEREST
FARMOR (ERHC)	35% RETAINED INTEREST
GOVERNMENT	10%
TOTAL	100%

2.4	Operatorship

(i)	After the transfer of the Operatorship in accordance with this Agreement, Farmee shall act as the Operator during each Exploration Period under the Contract.

(ii)	The Parties acknowledge that whereas the formal transfer of the Operatorship would be made effective upon the Farmee complying with all of the requirements of Kenyan Laws/Regulations or of the Government to establish a local presence in Kenya to enable it to be the Operator (the “Operator Requirements”), the full transition of the Operatorship to the Farmee and the responsibility for carrying out or directing the exploration work program in the Contract Area would only be complete at the end of the Transitional Period.

2.5	Transitional Period

The Parties agree that there will be a period from and including the Closing Date until a date to be agreed between the Parties to allow for the smooth transition of the Operatorship from the Farmor to the Farmee (the “Transitional Period”). The relationship between the Parties concerning the Block and the Petroleum Operations during the Transitional Period and the duration of such Transitional Period shall be governed by the Transitional Agreement.

2.6	Effective Date and Interim Period

Notwithstanding the Consent Date and the Transitional Period, as of the Effective Date and during the Interim Period:

(a)	the Farmee shall pay the Past Costs and the Attributable Costs in the manner described in Clause 4;

(b)	the Farmee shall be deemed to own beneficially the fruits deriving from the Farmout Interest and the Operatorship in the same manner and with all of the same economic and legal rights, attributes and benefits, as if the Deed of Transfer had been executed and delivered. The Farmor shall hold such Farmout Interest and the Operatorship in trust for the exclusive benefit of the Farmee until the end of the Transitional Period, and shall exercise due diligence and good faith in taking all reasonable measures necessary to insure that the Farmee receives all economic and legal rights, benefits and attributes to which the Farmee is entitled;

(c)	upon receipt of the Consent the Farmee shall provide, to the Government, the Bank Guarantee and the Parent Company Guarantee (as referred to in Clause 4(7) of the Contract) provided that where the Farmor or an Affiliate has previously provided any such guarantee (“Farmor’s Guarantee”) the guarantees provided pursuant hereto by the Farmee shall replace the Farmor’s Guarantee which the Farmor shall then withdraw from the Government; and

(d)	Operations in the Contract Area shall be carried out in the manner provided for in Article 5.

CLAUSE 3
CONDITIONS TO TRANSFER

3.1	Conditions

The transfer of the Farmout Interest and the Operatorship is subject to the following conditions:

(i)	the Parties having obtained the Consent;

(ii)	the Parties having obtained the written consent of the Competition Authority of Kenya to the transfer of the Farmout Interest and the Operatorship;

(iii)	the EIA Project Report having been approved by NEMA and written evidence of such approval having been received by ERHC and provided to CEPSA;

(iv)	the Farmor having provided the Farmee with a full and complete copy of the Deed of Novation; and

(v)	the Farmor having obtained from the Government and provided to the Farmee either:

(a)	a letter addressed to ERHC from the Government providing that the Contract is in full force and effect and that there has been no breach of applicable Kenyan Laws/Regulations resulting from the Contract having been in the name of a non-Kenyan registered entity prior to the Contract Transfer or, alternatively, if such breach of applicable Kenyan Laws/Regulations is outstanding that (1) the breach can be remedied or (2) that the Government will waive any further rights of enforcement with regard to such breach; or

(b)	a Certificate of Compliance from the Government confirming that as of the date of the Agreement the Farmor has complied with all applicable Kenyan Laws/Regulations with regard to the Contract and that there is no outstanding breach thereof, provided that any such document obtained by the Farmor shall be reasonably satisfactory to CEPSA, with CEPSA acting reasonably at all times,

with each of the above being a “Condition” and together being the “Conditions”.

Subject to such terms, conditions, and obligations herein as are contingent upon the fulfillment of the Conditions, this Agreement and all the obligations of the Parties hereunder shall be effective as from the Effective Date, including but not limited to (a) the Farmor’s obligation to proceed with the transfer of the Farmout Interest and the Operatorship and (b) the Farmee’s obligation to pay the Past Costs and Attributable Costs as provided herein.

3.2	Acts to be Performed

(i)	Each Party shall use best endeavours to execute all documents, and do and procure to be done all such acts and things as are reasonably within its power, to ensure the Conditions are satisfied as soon as is reasonably practicable after the Effective Date, provided that with regard to the Condition referred to in Clause 3.1(v) the primary responsibility for obtaining either of the documents referred to therein shall be for the Farmor, subject at all times to the Farmee using its reasonable efforts to cooperate with the Farmor to ensure that the relevant document is received if the Farmor requests such cooperation from the Farmee.

(ii)	As soon as practicably possible after the Effective Date, the Farmor and the Farmee shall duly execute as required under Kenyan Laws/Regulations those certificates and instruments necessary to formalize the transfer of both the Farmout Interest and the Operatorship, including but not limited to the Deed of Transfer, if required, and any Security, if required by the Government. The duly executed certificates and instruments shall be diligently submitted by the Farmor to the Government requesting the Consent.

(iii)	Promptly following the Effective Date the Farmor shall use commercially reasonable efforts to deliver to the Farmee all Records. The Farmor may retain copies of the Records. Use and disclosure of such Records by the Parties shall be subject to the confidentiality provisions set out under Clause 8 of this Agreement and under the JOA.

(iv)	Each Party shall notify the other immediately upon the satisfaction of any Condition.

3.3	Termination

(i)	If the Conditions are not satisfied or waived by both Parties within a period of ninety (90) days from the Effective Date, or such longer period as the Parties may mutually agree to (the “Consent Period”), then either Party has the right to terminate this Agreement by giving notice to the other Party, provided that at the end of the Consent Period if either Party is aware that any Condition which has not been granted by the end of the Consent Period is likely to be satisfied within thirty (30) days of the end of the Consent Period and can provide written justification of such to the other Party (including, where appropriate all relevant written correspondence with the Government) the right of termination included in this Clause 3.3(i) shall not apply.

(ii)	Notwithstanding the above, either Party may terminate this Agreement by notice to the other if the Conditions have not been satisfied as a result of the failure of that other Party (the “Defaulting Party”) to fulfill in any material respect any undertaking or commitment given by the Defaulting Party in this Agreement, provided that such breach cannot be cured to the satisfaction of the non-defaulting party within a reasonable period from the date of the breach not to exceed forty five (45) days, or the Government has expressly denied Consent for any reason solely attributable to the Defaulting Party.

(iii)	If the Government or any governmental authority imposes conditions for the Consent, including those imposing licence fees, transfer taxes/fees, royalties and bank guarantee requirements, in excess of those which are or have been usually imposed in similar circumstances or which Consent contains unusual or onerous conditions which either Party is not willing to accept, then the affected Party may terminate this Agreement on notice to the other Party without any further obligation or liability to the other Party.

(iv)	If there are any material changes to the Laws/Regulations prior to the granting of the Consent which would have a material effect on the business of either Party or the Petroleum Operations to be undertaken in the Contract Area, then either Party may terminate this Agreement on notice to the other Party without any further obligation or liability to the other Party.

(v)	In the event of any termination pursuant to this Clause 3.3 the proposed transfer of the Farmout Interest and the Operatorship shall terminate, shall be rendered void and shall have no force and effect and Farmee shall have no interest whatsoever in the Contract and neither the payment of the Farm-in Fee by the Farmee or the provision of the Bank Guarantee and the Parent Guarantee by the Farmee shall be due.

(vi)	Provided that upon either Party’s termination of this Agreement in accordance with Clause 3.3 the Farmee is neither a Defaulting Party nor otherwise in breach of its material obligations under this Agreement, the Farmor shall repay both the Past Costs and any of the Attributable Costs paid by the Farmee to the Farmor as of the date of such termination. In addition to the above, in the event that the Farmor is the Defaulting Party and the Farmee exercises its rights to terminate this Agreement under Clause 3.3(ii), the Farmor shall repay both the Past Costs and any of the Attributable Costs paid by the Farmee to the Farmor as of the date of such termination plus any accrued interest thereon at the Agreed Interest Rate within thirty (30) days of the date of the termination right by wire transfer into the bank account notified in writing by the Farmee to the Farmor. The Parties agree that to guarantee the refund to the Farmee of the Atributable Costs , the Farmor or an Affiliate shall provide in accordance with Clause 4.2(v):

(a)	the First Attributable Costs Letter of Credit for the repayment of the First Attributable Costs; and

(b)	for the repayment of any Supplementary Attributable Costs, a Supplementary Attributable Costs Letter of Credit.

(vii)	Notwithstanding the previous provisions of this Clause 3.3, in the event that any Condition is not satisfied or waived, prior to either Party exercising any right to terminate this Agreement, such Party shall provide the other Party an opportunity within forty-five (45) days of receiving such notice of termination to remedy the matter or circumstance being the cause of such non-satisfaction or non-waiver, if such matter or circumstance is capable of such remedy.

3.4	Satisfaction of Conditions and Closing Date

Within five (5) Working Days of the date on which all of the Conditions have been satisfied or waived, the closing of the transfer of the Farmout Interest shall occur at a location to be agreed between the Parties (the date of such closing being the “Closing Date”).  At the Closing Date:

(i)	the Parties shall execute the Deed of Transfer; and

(ii)	the Farmee shall make the payments of the Farm-in Fee.

CLAUSE 4
CONSIDERATION

4.1	Consideration

As total consideration (the “Consideration”) for the transfer of the Farmout Interest and the Operatorship, the Farmee agrees to bear and pay the following:

(i)	Farm-in Fee

The Farmee shall pay to the Farmor or an Affiliate a one-off payment in cash as a farm-in fee in the amount of two million United States Dollars (US$2,000,000) net of any documentary stamp tax, sales, use, real property, goods and services or value added registration taxes, withholding tax or any transfer tax/fees (the “Farm-in Fee”).

(ii)	Carry Obligation

The Farmee shall pay and bear a carry obligation (the “Carry Obligation”) of:

(a)	one hundred percent (100%) of the Farmor’s costs, expenses, expenditure and liabilities during the Initial Exploration Period chargeable to the joint account under the JOA whether subject to the Contract or otherwise which is attributable to Farmor’s Retained Interest;

(b)	provided that by the end of the Initial Exploration Period the Farmee has neither exercised its Post Closing Termination Right nor any termination right pursuant to the Contract, seventy five percent (75%) of the costs incurred by the Farmor either to:

(1)	drill one (1) exploration well to a depth of 3,000m (an “Exploratory Well”); or

(2)	acquire seven hundred and fifty square kilometres (750km2) of 3D seismic data (the “3D Acquisition”),

during the First Additional Exploration Period in accordance with Clause 4(1)(b) of the Contract;

(c)	provided that (1) no Exploratory Well has been drilled during the First Additional Exploration Period and (2) the Parties have agreed to proceed to a Second Additional Exploration Period, hundred percent (100%) of the costs incurred by Farmor for any Exploratory Well drilled by the Parties during any such Second Additional Exploration Period; and

(d)	the Farmor’s carry obligations to the Government pursuant to the Contract with regard to the activities referred to in sub-clauses (a) to (c) of this Clause 4.1(ii).

For the avoidance of doubt, the Carry Obligation:

(1)	shall be nominated only to the Farmor, borne by the Farmee for the Farmor’s costs, expenses, expenditures, liabilities and obligations referred to in paragraphs (a) to (d) of this Clause 4.1(ii) and shall not be borne by the Farmee for costs, expenses, expenditures, liabilities and obligations of any third party, including any third party transferee to whom the Farmor transfer any portion of its Retained Interest;

(2)	shall only apply to activities during the Initial Exploration Period and the First Additional Exploration Period as listed in sub-clauses (a) to (d) of this Clause 4.1(ii); and

(3)	shall not exceed twenty million five hundred thousand United States Dollars (US$20,500,000).

(iii)	Costs of the Appraisal Well

Provided that the Farmee decides at its own discretion, following its analysis and evaluation of the Exploratory Well or the 3D Acquisition, that sufficient hydrocarbons exist to justify:

(a)	the declaration of a commercial project pursuant to the Contract; and

(b)	the drilling of an appraisal well (the “Appraisal Well”),

the Farmee shall pay one hundred percent (100%) of the costs, expenses, expenditure and liabilities incurred by the Parties for such Appraisal Well.

(iv)	Past Costs:

The Farmee, either directly or through an Affiliate, shall pay to the Farmor or an Affiliate:

(a)	three hundred and ten thousand United States Dollars (US$310,000) representing a refund of the Signature Bonus as referred to in Clause 5(1) of the Contract paid by the Farmor to the Government on the signature of the Contract;

(b)	sixteen thousand and seventy three United States Dollars (US$16,073) representing a refund of the costs of data acquisition incurred by the Farmor prior to the Effective Date;

(c)	fifty four thousand five hundred and sixty nine United States Dollars (US$54,569) representing a refund of the costs for the surface fees incurred by the Farmor pursuant to Clause 5(2) of the Contract prior to the Effective Date; and

(d)	one hundred and seventy five thousand United States Dollars (US$175,000) representing a refund of the costs for the Ministry Training Fund incurred by the Contractor under Clause 13(2) of the Contract prior to the Effective Date.

The costs referred to in sub-paragraphs (a) to (d) of this Clause 4.1(iv) shall be the “Past Costs”.

(v)	Provision of a Bank Guarantee and Parent Company Guarantee

The Farmee shall provide the bank guarantee to the Government referred to in Clause 4(7) of the Contract covering fifty percent (50%) of the minimum work and expenditures described in sub-clause 4(1) of the Contract (the “Bank Guarantee”), and provide the parent company guarantee to the Government referred to in Clause 4(7) of the Contract covering fifty percent (50%) of the minimum work and expenditures described in sub-clause 4(1) of the Contract (the “Parent Company Guarantee”).

(vi)	Payment of Attributable Costs

Subject at all times to the provisions of Clause 3.3(vi), upon the receipt of the appropriate invoices from the Farmor, the Farmee, either directly or through an Affiliate, shall pay the following to the Farmor or an Affiliate in accordance with Clause 4.2(v):

(a)	One hundred and five thousand one hundred and eighty-six United States Dollars (US$105,186) representing the payments for the EIA Project Report, including the costs associated with the commissioning of such EIA Project Report, its submission to NEMA, the NEMA license fee, the advertisement to be placed in a Kenyan newspaper notifying the start of the EIA and the stakeholders’ meeting or meetings;

(b)	Two million twenty four thousand four hundred and sixty United States Dollars (US$2,024,460) representing the costs associated with the contract for the FTG Airborne Geophysical Survey (the “FTG Survey”) for the Block signed with Bellgeo Enterprises Limited;

(c)	Forty six thousand three hundred and twenty United States Dollars (US$46,320) representing the costs associated with the quality control services for the FTG Survey to be provided by Bridgeporth Limited; and

(d)	all costs preapproved by the Farmee and incurred by the Farmor attributable to or arising in carrying out the Contract’s work programme and performing the Contractor’s obligations under the Contract, including the Minimum Work Obligations, provided that the Farmor delivers to the Farmee’s satisfaction, with the Farmee acting reasonably at all times, all of the appropriate documentation justifying the payment of such costs.

In this Clause 4.1(vi):

(i)	the costs referred to in sub-paragraphs (a) to (c) shall be the “First Attributable Costs”; and

(ii)	the costs referred to in sub-paragraph (d) shall be the “Supplementary Attributable Costs”,

with the First Attributable Costs and the Supplementary Attributable Costs together being the “Attributable Costs”.

4.2	Payments

(i)	Upon the JOAbecoming effective, the Farmor shall pay or bear the Carry Obligation on the basis of periodic computations of expenditure under the Carry Obligation expressed in cash calls issued by the Farmee to the Farmor according to the procedures established in the JOA. Upon the Farmee becoming the Operator, the Farmee shall periodically issue and send to both Parties the necessary cash calls as required for Joint Operations under the JOA. The cash calls will be borne one hundred percent (100%) by the Farmee, until the Farmee’s obligations with regard to the Carry Obligation have been satisfied. Thereafter, cash calls will be borne by each Party in proportion to their Participating Interest. Without prejudice to the foregoing, the Party who is the Operator for the time being shall provide the other Party (the “Other Party”), within thirty (30) days of demand by the Other Party, an account of actual expenditure made with regard to the Carry Obligation.

(ii)	Payment of the Past Costs shall be made on the Effective Date by wire transfer into the bank account notified in writing by the Farmor to the Farmee.

(iii)	Payment of the First Attributable Costs shall be made on the Effective Date by wire transfer into the bank account notified in writing by the Farmor to the Farmee.

(iv)	Payment of the Supplementary Attributable Costs shall be made within ten (10) Working Days of the receipt by the Farmee of the appropriate invoices for such Supplementary Attributable Costs and any other documentation as reasonably requested by the Farmee to the bank account notified in writing by the Farmor to the Farmee, provided that the payment by the Farmee of any Supplementary Attributable Costs, shall be subject to the Farmor or an Affiliate providing to the Farmee a Supplementary Attributable Costs Letter of Credit in accordance with Clause 4.2(v).

(v)	Payment of the Farm-in Fee shall be made on the Closing Date by wire transfer into the bank account notified in writing by the Farmor to Farmee.

(vi)	The Farmor or an Affiliate shall provide:

(a)	the First Attributable Costs Letter of Credit to the Farmee on the Effective Date.

(b)	for any Supplementary Attributable Costs, a Supplementary Attributable Costs Letter of Credit to the Farmee on the same date that the Farmor provides to the Farmee all appropriate invoices for such Supplementary Attributable Costs and any other documentation as reasonably requested by the Farmee.

4.3	Termination Right

(i)	Following the Consent Date, the Farmee shall retain a right, to be exercised at its sole discretion and considering the results of the Petroleum Operations carried out during the Initial Exploration Period to terminate the Agreement at the end of the Initial Exploration Period (the “Post Closing Termination Right”).

(ii)	If the Farmee exercises its Post Closing Termination Right, or any other right pursuant to the Contract Farmor agrees to repurchase from Farmee, and Farmee agrees to sell, assign, and transfer re-sell to the Farmor the Farmout Interest free of all costs and encumbrances and the Operatorship for US$1. The Farmee shall bear all income, profits, capital gains, withholding or transfer taxes/fees imposed with regard to the transfer pursuant to this Clause 4.3 of the Farmout Interest and/or the Operatorship. The Parties further agree that if Farmee elects to exercise its Post Closing Termination Right and re-sells to Farmor the Farmout Interest and the Operatorship and withdraw entirely from the this Agreement and the JOA after the completion of the Initial Exploration Period, any preemption rights, preferential purchase rights, or similar provisions shall not apply to the Farmout Interest. Provided that the Farmee has by the date of the exercise of the Post Closing Termination Right complied with the Minimum Work and Expenditure Obligations the Farmee shall have no further liability to the Farmor, and the Farmee shall have no interest whatsoever in the Contract and shall be deemed to have transferred to the Farmor any rights or equitable interest it may have acquired under this Agreement. If the Farmee has not complied with the Minimum Work and Expenditure Obligations at the date of the exercise of the Post Closing Termination Right than it shall indemnify the Farmor for any costs, expenditures, and legal fees that the Farmor may incur to comply with the Minimum Work and Expenditure Obligations pursuant to Clause 4 of the Contract.

4.4	Apportionment of Liability

Except as otherwise provided in this Agreement:

(i)	Subject to the Farmee’s obligations under Clause 4, the Farmor shall be liable for all damages, losses, costs, claims, expenses, liabilities and obligations attributable to the Farmout Interest in respect of all periods prior to the Effective Date and the Farmee shall be liable for all such damages, losses, costs, claims, expenses, liabilities and obligations so attributable thereafter, all in accordance with the provisions of the JOA and this Agreement.

(ii)	Subject to the Farmee’s obligations under Clause 4, the Farmor shall be entitled to all income, receipts, rebates and other amounts attributable to the Farmout Interest in respect of the period prior to the Effective Date and the Farmee shall be entitled to all income, receipts, rebates and other amounts so attributable thereafter, all in accordance with the provisions of the JOA and this Agreement.

CLAUSE 5
INTERIM PERIOD

5.1	Farmor Obligations

During the Interim Period, the Farmor shall continue to meet all of its material obligations under the Contract, agree to be bound by the terms of the JOA as if the same were in effect and shall comply with the following:

(i)	Material Developments

The Farmor shall promptly notify the Farmee and provide details upon the occurrence of: (a) any written notice of default or termination received or given by the Farmor with respect to the Contract, (b) any written notice of any pending or threatened claim, demand, action, suit, inquiry or proceeding related to the Farmor or the Contract, or (c) any event or condition between the Effective Date and the Consent Date that (i) would have a material adverse effect on the business, operations, financial condition or results of operations under the Contract, taken as a whole, or (ii) would render impossible the Farmee’s right to the transfer contemplated herein.

(ii)	Material Decisions

The Farmor agrees to consult with the Farmee before the taking of any material decisions under the Contract until the end of the Transitional Period.

(iii)	Contract

The Farmor agrees to maintain in full force and effect the Contract, comply fully with its obligations under the Contract and not amend or waive any material rights thereunder without the Farmee’s consent.

5.2	Mutual Obligations

During the Interim Period the Farmee and the Farmor shall comply with each of the following undertakings:

(i)	Each Party, as applicable, agrees to use reasonable endeavors to satisfy, in an expeditious manner, the Conditions.

(ii)	The Parties shall not take any action nor fail to take any action prior to the Consent Date that would result in a breach of any of its representations and warranties under this Agreement.

5.3	Interim Period Committee

During the Interim Period, the Parties shall establish an Interim Period coordination committee, with a maximum of three (3) representatives from each of the Farmor and the Farmee, to coordinate the activities of both Parties hereto in relation to the Contract, the Contract Area and the Operations to be carried out thereon.

5.4	JOA

During the Interim Period, the Parties agree to negotiate in good faith and execute the JOA.

5.5	Transitional Agreement

During the Interim Period, the Parties agree to negotiate in good faith and execute the Transitional Agreement based upon the Transitional Agreement Main Principles listed in Exhbit B hereto not later than the Closing Date.  Until the execution of the Transitional Agreement, the Parties shall comply with the Transitional Agreement Main Principles.

CLAUSE 6
REPRESENTATIONS AND WARRANTIES OF THE PARTIES

6.1	Farmor’s Representations and Warranties

The Farmor makes the following representations and warranties to the Farmee as of the Effective Date:

(i)	Farmor’s Rights

The Farmor holds the rights to a ninety percent (90%) undivided Participating Interest in the Contract, free and clear of any liens, claims, burdens or encumbrances, other than the liens, claims, burdens or encumbrances in favour of the Government or according to the terms of the Contract, and applicable Laws/Regulations. The Contract is in full force and effect and no notice of default, termination, or breach under the Contract has been received by the Farmor or, to the knowledge of the Farmor, any other party to the Contract. No event has occurred or failed to occur which constitutes, or which, with the giving of notice or the passage of time or both, would constitute a material default, violation or breach under the Contract. To the knowledge of the Farmor, no other party to the Contract has given or threatened to give notice of any action to alter, terminate or rescind such Contract or to procure a judicial reformation thereof.  The Contract, the Security, relevant Permits, together with applicable Laws/Regulations, contain the entirety of the obligation of the Farmor to the Government, and no other understanding or agreement exists between the Farmor and the Government in relation to the subject matter of the Contract except as otherwise disclosed under this Agreement.

(ii)	Documents

The Farmor has provided the Farmee with complete and correct copy of the Contract and its appendices. Where the Farmor has provided any translation of a document, the Farmor has done so as a courtesy to the Farmee and the Farmor makes no representation or warranty as to the accuracy of the translation.

(iii)	Claims and Litigation

There are no claims, demands (including any demand under the Security), actions, suits, governmental inquiries, or proceedings pending or to the Farmor’s knowledge threatened in connection with the Contract, which would have an adverse effect upon the consummation of the transactions contemplated by this Agreement.

(iv)	Broker Fees and Payments

The Farmee shall not directly or indirectly have any responsibility, liability, or expense as a result of undertakings or agreements of the Farmor for fees, finder’s fees, agent’s commissions, performance payments or other similar forms of compensation in connection with this Agreement.

(v)	Financial and Accounting

All books of account and other Records of the Farmor related to the Contract, whether of a financial or accounting nature, have been maintained in accordance with generally accepted accounting principles, procedures and methods.

(vi)	Business

To the best of the Farmor’s knowledge, the Farmor’s business with respect to the Contract has been conducted, operated and maintained, in compliance in all material respects with all applicable Laws/Regulations (including those relating to the protection of the environment) and the Contract.

(vii)	Authorizations

To the best of the Farmor’s knowledge, the Farmor has obtained and is maintaining all authorizations of the Government that are necessary or required in connection with operations under the Contract and the JOA and the Contract has been operated in accordance with the conditions and provisions of all such authorizations and in compliance with all obligations thereunder or imposed thereby, and no notices of violation have been received by the Farmor or, to the Farmor’s knowledge, any third party, and no proceedings are pending or, to the Farmor’s knowledge, threatened that might result in any modification, revocation, termination, or suspension of any such authorizations of the Government or which would require any corrective or remediation action by the Farmor.

(viii)	Intellectual Property

The Farmor possesses all necessary rights or licenses to with respect to any intellectual property used by it in operations under the Contract.   The execution of this Agreement and consummation of the transactions contemplated by this Agreement will not affect the validity, continuation, or effectiveness of any such rights or licenses on their present terms. The Farmor has received no notice, and has no knowledge of, any infringements or unauthorized or unlawful use of such intellectual property by the Farmor or any allegation that the Farmor’s use of such intellectual property has infringed similar properties of others.

(ix)	Force Majeure

There is no event, condition, or circumstance currently ongoing or present, or reasonably expected, with respect to performance of rights or obligations which constitutes Force Majeure under the Contract.

(x)	No Option or Pre-emption Rights

No person has any call upon, option to purchase, or similar right to obtain production from or attributable to the Contract, or to acquire any of the assets which are subject to the Contract from the Farmor, other than such rights as the Government may have pursuant to the Contract and/or Laws/Regulations and the rights of the Farmee pursuant to this Agreement.

(xi)	Payments and filings under the Contract

All payments, costs and fees required to be paid by the Farmor under the Contract have been made by the Farmor and all regulatory filings and registrations required under the Contract have been made correctly by the Farmor as and when due under the Contract.

(xii)	Tax and customs exemptions

To the best of the Farmor’s knowledge, each of the tax and customs exemptions referred to in the letter from the Minister of Finance of the Government to the Minister of Energy of the Government dated 24 December 2012 have been obtained validly and that there are no other tax or customs exemptions to which the Farmor may benefit and any tax due and payable by the Farmor as at the Effective Date has been paid by the Farmor.

(xiii)	Security

To the best of the Farmor’s knowledge, no event, condition or circumstances incorporating any threats to the security of the Contract Area, the Operations to be undertaken at the Contract Area, the Farmor’s employees, the Farmor’s consultants, the Farmor’s representative office in Kenya or the equipment or assets at the Contract Area or the Farmor’s representative office has occurred, is currently ongoing or is reasonably likely to occur.

(xiv)	Land

To the best of the Farmor’s knowledge, no private land owners have any rights over any part of the Contract Area, no claims exist or are likely to be brought by any third parties with regard to any part of the Contract Area and the Contractor will not need to enter into agreements with private land owners to allow the Petroleum Operations to be undertaken on the Contract Area.

6.2	Farmee’s Representations and Warranties

The Farmee makes the following representations and warranties to the Farmor as of the Effective Date:

(i)	Claims and Litigation

There are no claims, demands, actions, suits, governmental inquiries, or proceedings pending, or to the Farmee’s knowledge, threatened, against the Farmee which would have an adverse effect upon the consummation of the transactions contemplated by this Agreement.

(ii)	Financing

The Farmee has sufficient cash, available lines of credit or other sources of immediately available funds to enable it to fulfill all of its obligations under this Agreement, including its payment obligations under Clause 4.1 hereof, as well as its obligations as a party under the Contract and as a party under the JOA.

(iii)	Technical Capability

The Farmee has the technical capability, personnel and resources to fulfill its obligations as Operator.

6.3	Mutual Representations and Warranties

The Parties make the following representations and warranties to each other as of the Effective Date:

(i)	Corporate Authority

Each Party is duly organized and validly existing under the laws of the country where it is organized.  To the extent required, each Party is qualified to conduct business in the jurisdiction as necessary to perform the Contract and the JOA. Each Party has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by each Party and constitutes a legal, valid and binding obligation of each Party, enforceable against each Party in accordance with its terms.

(ii)	Improper Payments

Each Party warrants that it and its Affiliates and any of their respective directors, officers, employees or agents acting on behalf of such Party have not made, offered, or authorized and will not make, offer, or authorize with respect to the matters which are the subject of this Agreement, any payment, gift, promise or other advantage, whether directly or through any other person or entity, to or for the use or benefit of any public official (i.e., any person holding a legislative, administrative or judicial office, including any person employed by or acting on behalf of a public agency, a public enterprise or a public international organization) or any political party or political party official or candidate for office, where such payment, gift, promise or advantage would violate (i) the applicable laws of the United States of America, Spain, and Kenya (ii) the laws of the country of incorporation of such Party or such Party’s ultimate parent company and of the principal place of business of such ultimate parent company; or (iii) the principles described in the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed in Paris on December 17, 1997, which entered into force on February 15, 1999, and the Convention’s Commentaries.  Each Party agrees to (i) maintain adequate internal controls, (ii) properly record and report all transactions, (iii) comply with the laws applicable to it and (iv) respond in reasonable detail to any written notice from the other Party reasonably connected with the above-stated warranty.  No Party is in any way authorized to take any action on behalf of another Party that would result in an inadequate or inaccurate recording and reporting of assets, liabilities or any other transaction, or which would put such Party in violation of its obligations under the laws applicable to the operations under this Agreement.

(iii)	Other Representations and Warranties

The execution, delivery, and performance of this Agreement by each Party, the consummation of the transactions contemplated hereby, and the compliance with the provisions hereof will not, to the best of each Party’s knowledge and belief:

(a)            Violate any applicable Laws/Regulations, judgment, decree or award;

(b)            Contravene the organization documents of a Party; or

(c)            Result in a violation of a term or provision, or constitute a default or accelerate the performance of an obligation under any contract or agreement executed by a Party hereto.

6.4	Repetition of Representations and Warranties

All representations and warranties given under this Clause 6 shall be deemed repeated and valid, true and correct as of the Closing Date, and each Party agrees to inform the other Party of any material changes to the facts in the representations and warranties prior to the Closing Date.

6.5	Disclaimer of Other Representations and Warranties

Except for the representations and warranties provided in this Clause, the Farmor and the Farmee make no, and disclaim all liability for any, warranty or representation of any kind, either express, implied, statutory, or otherwise, including, without limitation, any warranty or representation with respect to:

(i)	the accuracy or completeness of any data, reports, Records, projections, information, or materials now, heretofore, or hereafter furnished or made available to the Farmee in connection with this Agreement, and

(ii)	the existence of prospects or their geographical, geological or geophysical characteristics, the existence, quality or recovery rate of hydrocarbons or the future investments, costs and revenues for the development or exploitation of reserves.

Furthermore, the Parties acknowledge that the transfer of the Farmout Interest and the Operatorship and the payment of the Consideration are not subject to the results of operations to be carried out during the Interim Period.

6.6	Limitations

The representations and warranties made in Clause 6.1 to Clause 6.3 inclusive shall:

(i)	survive until the expiry of twelve (12) months after the Consent Date and shall thereafter be of no further force and effect except with respect to matters that have been the subject of a bona fide written claim asserted pursuant to this Agreement prior to the expiry of the said twelve (12) month period; and

(ii)	not give rise to any claim or claims for damages by a Party except to the extent the aggregate amount of damages claimed by that Party pursuant to this Clause 6.6 exceeds one million United States Dollars (US$1,000,000) and provided that neither Party shall in any circumstances have any liability to the other Party for damages in excess of a sum equal to one hundred percent (100%) of the amount of the Consideration.

6.7            General Indemnity

Subject to Clause 6.5:

(i)	Each Party shall defend, indemnify and hold the other Parties harmless from any and all claims, damages, losses, penalties, costs and expenses arising from or related to, any breach by such Party in respect of the warranties made in Clause 6.3(ii) hereof. Such indemnity obligation shall survive termination or expiration of this Agreement.

(ii)	The Farmor:

(A)	shall be liable to the Farmee for the Farmee’s losses; and

(B)	as a separate covenant shall indemnify and save Farmee harmless from and against all losses that may be brought against it or which it may otherwise suffer, sustain, pay or incur;

as a direct result of or arising out of, resulting from, attributable to, or connected with:

(A)	any misrepresentation or breach of a representation, warranty or covenant of the Farmor contained herein; provided, however, that nothing in this Clause 6.7 shall be construed so as to cause the Farmor to be liable to the Farmee or to indemnify the Farmee or its representatives in connection with any misrepresentation or breach of any such representation, warranty or covenant if and to the extent that the Farmee or its representatives had express knowledge thereof prior to the Closing Date; or

(B)	any event of fraud by the Farmor in connection with the transaction;

except any losses insofar as they are caused by a breach of the Farmee`s representations, warranties or covenants contained herein for which the Farmee is liable to indemnify the Farmor or by the gross negligence, fraud or wilful misconduct of either the Farmee or any of its representatives.

(iii)	The Farmee:

(A)	shall be liable to the Farmor for the Farmor's losses; and

(B)	as a separate covenant shall indemnify and save the Farmor harmless from and against all losses that may be brought against it or which it may otherwise suffer, sustain, pay or incur;

as a direct result of or arising out of, resulting from, attributable to, or connected with:

(A)	any misrepresentation or breach of a representation, warranty or covenant of the Farmee contained herein, provided, however, that nothing in this Clause 6.7 shall be construed so as to cause the Farmee to be liable to the Farmor or to indemnify the Farmor or its representatives in connection with any misrepresentation or breach of such representation, warranty or covenant if and to the extent that the Farmor or its representatives had express knowledge thereof prior to the Closing Date;

(B)	any event of fraud by Farmee in connection with the transaction; and

(C)	the assets, but only to the extent arising or accruing from and after the Closing Date;

except any losses insofar as they are caused by a breach of the Farmor's representations, warranties or covenants contained herein for which the Farmor is liable to indemnify the Farmee, or by the gross negligence, fraud or wilful misconduct of either the Farmor or its representatives.

(iv)	Except as otherwise provided in Clause 6.7(i), from and after the Consent Date, this Clause 6.7 contains the Parties’ exclusive remedy against each other with respect to breaches of the representations, warranties, covenants, and agreements of the Parties that occur prior to the Consent Date. Except with regard to the warranties in Clause 6.3(ii), any claim for indemnity hereunder must be made prior to the expiry of twelve (12) months from the Consent Date.

(v)	The indemnity to which each Party is entitled under this Clause 6.7 shall be for the benefit of and extend to such Party’s present and former Affiliates, and its and their respective directors, officers, employees and agents. Any claim for indemnity under this Clause 6.7 by any such Affiliate, director, officer, employee or agent must be brought and administered by the applicable Party to this Agreement.

CLAUSE 7
TAX

7.1	Tax Obligations

(i)	The Farmee shall bear all documentary stamp tax, sales, use, real property, goods and services or value added registration taxes or any transfer tax/fees imposed on the transfer of the Farmout Interest and/or the Operatorship which are not levied on the income, capital gain or profit resulting from the transfer of the Farmout Interest and/or the Operatorship.

(ii)	With the exception of any income, profits, capital gains or withholding taxes imposed on the Farm-in Fee which shall be borne by the Farmee, the Farmor shall bear all income, profits, capital gains or withholding taxes imposed with regard to the transfer of the Farmout Interest and/or the Operatorship.

(iii)	All sums referred to in this Agreement, in whatever currency, are stated exclusive of any taxes.

(iv)	Each Party shall be responsible for reporting and discharging its own tax measured by its own profit or income of the Party and the satisfaction of such Party’s share of all contract obligations under the Contract, the JOA and under this Agreement. Each Party shall protect, defend and indemnify the other Party from any and all loss, cost or liability arising from the indemnifying Party’s failure to report and discharge such taxes or satisfy such obligations. The Parties intend that all income and all tax benefits (including deductions, depreciation, credits and capitalization) with respect to the expenditures made by the Parties hereunder will be allocated to the Parties based on the share of each tax item actually received or borne by each Party. If such allocation is not accomplished due to the application of the Laws/Regulations or other Government action, the Parties shall attempt to adopt mutually agreeable arrangements that will allow the Parties to achieve the financial results intended. The Parties (where one is the Operator) shall, or (where neither is Operator) shall seek to procure that Operator shall, provide each Party, in a timely manner and at such Party’s sole expense, with such information with respect to Joint Operations as such Party may reasonably request for preparation of its tax returns or responding to any audit or other tax proceedings.

(v)	United States Tax Election. If, for United States federal income tax purposes, this Agreement and the operations under this Agreement are regarded as a partnership, the Parties have agreed not to form a tax partnership. Each Party elects to be excluded from the application of all of the provisions of Subchapter “K”, Chapter 1, Subtitle “A” of the United States Internal Revenue Code of 1986, as amended (the “Code”), to the extent permitted and authorized by Section 761(a) of the Code and the regulations promulgated under the Code. Operator, if it is a U.S. Party, is authorized and directed to execute and file for each Party such evidence of this election as may be required by the Internal Revenue Service, including all of the returns, statements, and data required by United States Treasury Regulations Sections 1.761-2 and 1.6031(a)-1(b)(5) and shall provide a copy thereof to each U.S. Party. However, if Operator is not a U.S. Party, the Party who holds the greatest Participating Interest among the U.S. Parties shall fulfill the obligations of Operator under this Article. Should there be any requirement that either Party give further evidence of this election, each Party shall execute such documents and furnish such other evidence as may be required by the Internal Revenue Service or as may be necessary to evidence this election. Neither Party shall give any notice or take any other action inconsistent with the foregoing election. If any income tax laws of any state or other political subdivision of the United States or any future income tax laws of the United States or any such political subdivision contain provisions similar to those in Subchapter “K”, Chapter 1, Subtitle “A” of the Code, under which an election similar to that provided by Section 761(a) of the Code is permitted, each Party shall make such election as may be permitted or required by such laws. In making the foregoing election or elections, each U.S. Party states that the income derived by it from operations under this Agreement can be adequately determined without the computation of partnership taxable income. Unless approved by every Non-U.S. Party, no activity shall be conducted under this Agreement that would cause any Non-U.S. Party to be deemed to be engaged in a trade or business within the United States under United States income tax laws and regulations.

CLAUSE 8
CONFIDENTIALITY

8.1	Each Party agrees that the terms of this Agreement and all information disclosed under this Agreement, except information that is publicly available or lawfully in possession of a Party prior to the date of execution hereof, shall be considered confidential and shall be held confidential on the same terms and for the same period as set out in the JOA.

8.2	All data and information received by the Farmee under the Confidentiality Agreement between the Farmor and Farmee dated 10 October 2012 shall be held on the terms set out in this Clause 8.

CLAUSE 9
NOTICES

All notices authorized or required between the Parties by any of the provisions of this Agreement shall be in writing (in English) and delivered in person or by courier service or by any electronic means of transmitting written communications which provides written confirmation of complete transmission, and properly addressed to the other Party.  Oral communication does not constitute notice for purposes of this Agreement, and, except as hereinabove provided for electronic transmission of written communications, e-mail addresses for the Parties are listed below as a matter of convenience only.  A notice given under any provision of this Agreement shall be deemed delivered only when received by the Party to whom such notice is directed, and the time for such Party to deliver any notice in response to such originating notice shall run from the date the originating notice is received.  “Received” for purposes of this Clause shall mean actual delivery of the notice to the address of the Party specified hereunder.

If to the Farmor:

Name:  ERHC Energy Kenya  Limited.
Address: c/o ERHC Energy, Inc.
c/5444 Westheimer Road, Ste. 1440
Houston, Texas 77056
USA
Attention:  Sylvan Odobulu
Telephone:  +713 554 3061
Email: slyodobulu@erhc.com

If to the Farmee:

Name: CEPSA Kenya Limited
Address:  c/o Compañía Española de Petróleos, S.A.U
Ribera del Loira, 50
28042 Madrid, Spain
Attention:  Jagoba Cubes
Telephone:  +34 91 337 7355
E-Mail:  jagoba.cubes@cepsa.com

CLAUSE 10
LAW AND DISPUTE RESOLUTION

10.1	Governing Law

The substantive laws of England and Wales, exclusive of any conflicts of laws principles that could require the application of any other law, shall govern this Agreement for all purposes, including the resolution of all disputes between or among Parties.

10.2	Dispute Resolution

(i)	The Parties agree, as a severable and independent arbitration agreement separately enforceable from the remainder of this Agreement, that any dispute, controversy or claim arising out of or in relation to or in connection with this Agreement, including, without limitation, any dispute as to the construction, validity, interpretation, enforceability, or breach of this Agreement, or of any guaranty issued pursuant to or in connection with this Agreement, that cannot be settled through good-faith discussions between the senior management of the Parties shall be exclusively and finally settled by arbitration in accordance with this Clause 10.2.

(ii)	Any Party may submit such a dispute, controversy, or claim to arbitration by notice to the other Party and the administrator for the London Court of International Arbitration (“LCIA”).

(iii)	The arbitration proceedings shall be conducted in London, United Kingdom in the English language in accordance with the Rules of the LCIA as in effect on the date of this Agreement (“Rules”). The applicable authorities in respect to procedural matters, in order of precedence for purposes of the arbitration, shall be this Agreement, the Rules, and laws of England and Wales.

(iv)	The arbitration shall be heard and determined by three (3) arbitrators.

(v)	Each Party shall appoint an arbitrator of its choice within twenty (20) days of the submission of the notice of arbitration.

(vi)	The Party appointed arbitrators shall in turn appoint a presiding arbitrator for the tribunal within twenty (20) days following the appointment of the second Party appointed arbitrator.

(vii)	If any Party fails to appoint its Party appointed arbitrator and/or the Party appointed arbitrators cannot reach agreement on a presiding arbitrator for the tribunal within the applicable period, the LCIA shall act as appointing authority to appoint an independent arbitrator with at least ten (10) years (including at least five (5) years’ experience international) experience in the legal and/or commercial aspects of the petroleum industry.

(viii)	None of the arbitrators shall have been an employee of or consultant to either Party to this Agreement or any of its Affiliates within the five (5) year period preceding the arbitration, or have any financial interest in the dispute, controversy, or claim.

(ix)	The arbitrators shall not be bound by the rules of evidence and civil procedure. If a Party fails or refuses to appear at and participate in an arbitration hearing after due notice, the arbitrators may hear and determine the dispute on evidence produced by the Party that does appear. The arbitrators shall be required to give written reasons for their decision.

(x)	The award shall be issued in writing within sixty (60) days after the later of the close of the hearing, or the last day for submittal of information or other documents as requested for submittal by the arbitrators.

(xi)	The decision of the majority of the arbitrators shall constitute an award and said award shall be final and binding upon the Parties, and shall be without right of appeal.

(xii)	The award of the arbitrators shall take the form of an order to pay money damages in US Dollars, shall not include consequential, punitive or other special damages, and shall include interest from the date of dispute until paid.

(xiii)	The fees of the arbitrators and costs incidental to arbitration proceedings, including legal expenses of the Parties, shall be borne in accordance with the award of the arbitrators.

(xiv)	Any arbitration award rendered pursuant to this Agreement shall be enforceable in accordance with the provisions of the 1958 Convention on the Enforcement of Foreign Arbitration Awards of the United Nations to which the United States of America and Spain are signatories, and may be entered and confirmed in any court having jurisdiction.

(xv)	Any governmental body, agency, or government-owned entity which is or becomes a Party to this Agreement agrees to waive all sovereign immunity by whatever name or title with respect to disputes, controversies or claims arising out of or in relation to or in connection with this Agreement, including without limitation, the jurisdiction of the arbitration panel, the enforcement and execution of any arbitration decision and award, and the issuance of any attachment or other interim remedy.

(xvi)	Privileges protecting attorney-client communications and attorney work product from compelled disclosure or use in evidence, as recognized by the jurisdiction in which each Party’s parent is located, shall apply to and be binding in any arbitration proceeding conducted under this Clause 10.2.

CLAUSE 11
FORCE MAJEURE

If as a result of Force Majeure, any Party is rendered unable, wholly or in part, to carry out its obligations under this Agreement, other than the obligation to pay any amounts due, then the obligations of the Party giving such notice, so far as and to the extent that the obligations are affected by such Force Majeure, shall be suspended during the continuance of any inability so caused and for such reasonable period thereafter as may be necessary for the Party to put itself in the same position that it occupied prior to the Force Majeure, but for no longer period.  The Party claiming Force Majeure shall notify the other Parties of the Force Majeure within a reasonable time after the occurrence of the facts relied on and shall keep all Parties informed of all significant developments.  Such notice shall give reasonably full particulars of the Force Majeure and also estimate the period of time which the Party will probably require to remedy the Force Majeure.  The affected Party shall use all reasonable diligence to remove or overcome the Force Majeure situation as quickly as possible in a commercially reasonable manner but shall not be obliged to settle any labor dispute except on terms acceptable to it. All such disputes shall be handled within the sole discretion of the affected Party.  For the purposes of this Agreement, “Force Majeure” shall have the same meaning as given to in the Contract.

CLAUSE 12
DEFAULT

12.1	Default

(i)	If (a) the Farmee fails to pay in whole or in part the amounts due under Clause 4.1 of this Agreement to the Farmor by the applicable dates or (b) the Farmor fails to make the refund of any Past Costs or Attributable Costs to the Farmee pursuant to this Agreement, then either the Farmee or the Farmor as the case may be shall be in default and such amounts so due and payable shall accrue interest from the time of default at the Agreed Interest Rate. At any time after a default, the Party not in default shall have the right to send the Party in default a written notice stating the amount and cause of such default and the Party in default shall have no more than fifteen (15) days after receiving such notice to remedy such default or send a written counter-notice to the Party not in default stating the reasons why it disputes such default. If the Parties do not reach agreement on the resolution of the default within thirty (30) days after receipt of either such notice, then either Party may refer the dispute to arbitration in accordance with Clause 10.2 hereof. If the arbitrator determines the existence of the default but does not cause such Party in default to cure the default by payment of the amounts due, then the Party not in default shall be entitled to all remedies that would be available to a non-defaulting party under the JOA, applied mutatis mutandis to this Agreement.

(ii)	Notwithstanding any other provisions of this Agreement, in no event shall anyParty be liable to the other Party for special, indirect or consequential damages inconnection with this Agreement or with respect to any operations related thereto

12.2	Re-transfer

Without prejudice to the JOA and any other rights available to the Farmor in this Agreement, in the event that the Farmee fails to perform its obligations under Clause 3 and/or 4 herein, the Farmee shall have a period of forty five (45) Working Days from receipt of the Farmor’s written notice of default to cure such default. If the Farmee fails to timely cure the default, then the transfer of the Farmout Interest and the Operatorship pursuant to this Agreement shall not occur. In this event, the Farmee agrees to (a) execute any and all such documents as are necessary to be submitted to the Government in order to reflect the fact that, even if the Parties had previously submitted the request for Consent, the Farmout Interest and the Operatorship is not to be transferred to the Farmee; and (b) diligently undertake all necessary actions and requests to obtain any authorizations of the Government or any other governmental approval which may be required to ensure that the request for Consent is annulled and revoked and consequently have no effect as between the Parties and between the Parties and any third party.

CLAUSE 13
GENERAL PROVISIONS
13.1	Transfer

(i)	Prior to the Consent Date, other than to an Affiliate, neither Party may assign or transfer its interest and obligations in or under this Agreement without the prior written consent of the other Party (with such non-transferring Party being the “Non-Transferring Party”).

(ii)	Prior to or following the Consent Date, neither Party may assign, transfer or otherwise dispose of, all or part of its Participating Interest to any third party (the “Third Party Transferee”) without the prior written consent of the Non-Transferring Party, provided that:

(a)	the Non-Transferring Party shall act reasonably at all times;

(b)	such consent of the Non-Transferring Party shall not be refused if the proposed Third Party Transferee satisfies all technical, operational, regulatory (including financial and security regulators) and financial requirements to enable it to comply with its obligations as a Contractor under the Contract and the JOA.

Notwithstanding the above, if ERHC wishes to assign, transfer  or otherwise dispose of, all or part of its Participating Interest to a Third Party Transferee that does not satisfy all technical, operational, regulatory (including financial and security regulators) and financial requirements to enable such Third Party Transferee to comply with its obligations as a Contractor under the Contract and the JOA, ERHC shall agree in a document reasonably satisfactory to CEPSA to remain liable for all of the Third Party Transferee’s technical, operational, regulatory (including financial and security regulators) and financial obligations under the Contract and the JOA.

(iii)	If either Party (the “Transferring Party”) wishes to negotiate with or enter into any agreement with a Third Party Transferee for the assignment, transfer or otherwise disposal of all or part of its Participating Interest, the Non-Transferring Party shall have the right at all times to match any offer made by such Third Party Transferee for the relevant Participating Interest and to have a right of first refusal over the acquisition of such Participating Interest on the same terms as those proposed by the Third Party Transferee to the proposed Transferring Party. If a Transferring Party transfers any portion of its rights and obligations herein or under the Contract to a Third Party Transferee, any payment and other obligations of the Transferring Party in favour of the Non-Transferring Party shall remain the obligations of the Transferring Party unless the Transferring Party secures an undertaking from Third Party Transferee in favour of the Non-Transferring Party obliging the Third Party Transferee to make such payments and bear such obligations (or in the case of a partial transfer, a pro rata share of such payments and obligations) to the Non-Transferring Party in accordance with the terms of this Agreement.

(iv)	If the Government elects to acquire an additional interest in the Contract pursuant to Clause 28(1) of the Contract (the “Government Election”), the Parties agree that each Party will transfer a portion of their Participating Interest to the Government pro-rata to their Participating Interest as at the Consent Date to ensure that such quantum of additional interest acquired by the Government under the Government Election is satisfied. Each Party covenants and undertakes hereby that if it seeks to transfer any part of its interest in the Contract after the Consent Date, it will ensure that the transferee shall be bound by an identical provision to relinquish to the Government upon the Government Election such pro-rata portion of the transferred interest as will enable the Government to acquire the additional interest it elects to acquire.

13.2	Relationship of Parties

The rights, duties, obligations and liabilities of the Parties under this Agreement shall be individual, not joint or collective.  It is not the intention of the Parties to create, nor shall this Agreement be deemed or construed to create, a mining or other partnership, joint venture or association or (except as explicitly provided in this Agreement) a trust.  This Agreement shall not be deemed or construed to authorize either Party to act as an agent, servant or employee for the other Party for any purpose whatsoever except as explicitly set forth in this Agreement.  In their relations with each other under this Agreement, the Parties shall not be considered fiduciaries except as expressly provided in this Agreement.

13.3	Further Assurances

Each of the Parties shall do all such acts and execute and deliver all such documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement.

13.4	Waiver

No waiver by one Party of any one or more defaults by the other Party in the performance of any provision of this Agreement shall operate or be construed as a waiver of any future default or defaults by the same Party whether of a like or of a different character.  Except as expressly provided in this Agreement, neither Party shall be deemed to have waived, released or modified any of its right under this Agreement unless such Party has expressly stated, in writing, that it does waive, release or modify such right.

13.5	Joint Preparation

Each provision of this Agreement shall be construed as though both Parties participated equally in the drafting of the same.  Consequently, the Parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable to this Agreement.

13.6	Severance of Invalid Provisions

If and for so long as any provision of this Agreement shall be deemed to be judged invalid for any reason whatsoever, such invalidity shall not affect the validity or operation of any other provision of this Agreement except only so far as shall be necessary to give effect to the construction of such invalidity, and any such invalid provision shall be deemed severed from this Agreement without affecting the validity of the balance of this Agreement.

13.7	Modifications

There shall be no modification of this Agreement except by written consent of the Parties.

13.8	Priority of Agreement

In the event of any conflict between the provisions of the main body of this Agreement and its Exhibits, the provisions of the main body of the Agreement shall prevail. In the event of any conflict between this Agreement and the JOA, this Agreement shall prevail. In the event of any conflict between this Agreement and the Contract, this Agreement shall prevail unless such would be in violation of the Laws/Regulations or the terms of the Contract.

13.9	Damages

Notwithstanding anything else to the contrary in this Agreement, neither Party shall be liable to the other Party for loss of profits, business interruption, or incidental, consequential, special, or punitive damages, regardless of negligence or fault.

13.10	Interpretation

(i)	Headings. The topical headings used in this Agreement are for convenience only and shall not be construed as having any substantive significance or as indicating that all of the provisions of this Agreement relating to any topic are to be found in any particular Clause.

(ii)	Singular and Plural. Reference to the singular includes a reference to the plural and vice versa.

(iii)	Gender. Reference to any gender includes a reference to all other genders.

(iv)	Clause and Exhibit. Unless otherwise provided, reference to any Clause or any Exhibit is a reference to a Clause or Exhibit of this Agreement.

(v)	“include” and “including” shall be taken to be inclusive and without limiting the generality of the description preceding such term and are used in an illustrative sense and not a limiting sense.

13.11	Counterpart Execution

This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed an original Agreement for all purposes; provided that neither Party shall be bound by this Agreement unless and until both Parties have executed a counterpart. For purposes of assembling all counterparts into one document, the Farmor is authorized to detach the signature page from one or more counterparts and, after signature thereof by the respective Party, attach each signed signature page to a counterpart.

13.12	Public Announcements

No public announcement or statement regarding the terms or existence or this Agreement shall be made without prior written consent of both Parties; provided that, notwithstanding any failure to obtain such approval, neither Party shall be prohibited from issuing or making any such public announcement or statement to the extent it is necessary to do so in order to comply with the applicable laws, rules or regulations of any government, legal proceedings or stock exchange having jurisdiction over such Party or its Affiliates, however, any such required public announcement shall include only that portion of the information which the disclosing Party is advised by written opinion of counsel (including in-house counsel) is legally required to announce.  Such opinion shall be delivered to the other Parties prior to any such public announcement.

13.13	Entirety

With respect to the subject matter contained herein, this Agreement (i) is the entire agreement of the Parties; and (ii) supersedes all prior understandings and negotiations of the Parties.

13.14	Rights of Third Parties

The Parties to this Agreement do not intend that any term of this Agreement should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person that is not a Party.

[signing blocks on next page]

IN WITNESS of their agreement, each Party has caused its duly authorized representative to sign this instrument on the date set out in the first sentence of this Agreement.

ERHC ENERGY KENYA LIMITED

BY:	/s/ Sylvan Odobulu
NAME:	Sylvan Odobulu
TITLE:	Vice President/Controller

CEPSA KENYA LIMITED

BY:	/s/ (illegible)
NAME:	(illegible)
TITLE:	Director

EXHIBIT A
Joint Operating Agreement – Main Principles
(Main principles for the JOA to be executed between the Parties)

As provided in Clause 5.4 of the Agreement the Parties agree to negotiate in good faith and execute no later than the Closing Date a Joint Operating Agreement (“JOA”) based substantially on the 2012 AIPN Model Form International Operating Agreement and including the following Main Principles.

I.	Scope.

The purpose of the JOA is to establish the respective rights and obligations of the Parties concerning operations and activities under the Contract, including the joint exploration, appraisal, development, production of hydrocarbons (including treatment, storage, and handling of produced hydrocarbons upstream of the delivery Point), the determination of entitlements at the delivery point and decommissioning.

II.	Term.

The JOA shall have effect from the Closing Date and shall continue in effect until the following occur: the Contract terminates; all materials, equipment and personal property used in connection with Joint Operations or Exclusive Operations have been disposed of or removed; and final settlement (including settlement in relation to any financial audit carried out pursuant to the Accounting Procedure) has been made. Notwithstanding, certain provisions regarding abandonment obligations, indemnities, applicable law and dispute resolution, liabilities and accounting procedure, shall remain in effect until all obligations have been extinguished and all disputes have been resolved.

III.	Operator.

1.	The Farmee shall be designated as Operator under the JOA.

2.	Operator may resign as Operator at any time by so notifying the other Parties at least one hundred and twenty (120) days prior to the effective date of such resignation.

3.	(A) Neither Operator nor any other Indemnitee (as defined below) shall bear (except as a Party to the extent of its Participating Interest share) any damage, loss, cost, expense or liability resulting from performing (or failing to perform) the duties and functions of Operator, and the Indemnitees are hereby released from liability to Non-Operators for any and all damages, losses, costs, expenses and liabilities arising out of, incident to or resulting from such performance or failure to perform, even though caused in whole or in part by a pre-existing defect, or the negligence (whether sole, joint or concurrent), gross negligence, willful misconduct, strict liability or other legal fault of Operator (or any such Indemnitee).

(B)    The Parties shall (in proportion to their Participating Interests) defend and indemnify Operator and its Affiliates, and their respective directors, officers, and employees (collectively, the “Indemnitees”), from any and all damages, losses, costs, expenses (including reasonable legal costs, expenses and attorneys’ fees) and liabilities incident to claims, demands or causes of action brought by or on behalf of any person or entity, which claims, demands or causes of action arise out of, are incident to or result from Joint Operations, even though caused in whole or in part by a pre-existing defect, or the negligence (whether sole, joint or concurrent), gross negligence, willful misconduct, strict liability or other legal fault of Operator (or any such Indemnitee).

(C) Despite (A) or (B), if any Senior Supervisory Personnel of Operator or its Affiliates engage in Gross Negligence / Willful Misconduct that proximately causes the Parties to incur damage, loss, cost, or liability for claims, demands or causes of action referred to in (A) or (B), then, in addition to its Participating Interest share, Operator shall bear all such damages, losses, costs, and liabilities.

IV.	Operating Committee.

1.	The Parties will establish an operating committee under the JOA composed of representatives of each Party holding a Participating Interest to provide for the overall supervision and direction of joint operations. Each Party shall appoint one (1) representative and one (1) alternate representative to serve on the Operating Committee. The Operating Committee may establish such subcommittees, including technical subcommittees, as the Operating Committee may deem appropriate. The functions of such subcommittees shall be in an advisory capacity or as otherwise determined unanimously by the Parties. Each Party shall have the right to appoint a representative to each subcommittee.

2.	Except as otherwise expressly provided in the JOA, all decisions, approvals and other actions of the Operating Committee on all proposals coming before it shall be decided by the affirmative vote of two (2) or more Parties which are not Affiliates then having collectively at least sixty-five percent (65%) of the Participating Interests.

3.	(A)If a Joint Operation has been properly proposed to the Operating Committee and the Operating Committee has not approved such proposal in a timely manner, then any Party that voted in favor of such proposal shall have the right to propose an Exclusive Operation involving operations essentially the same as those proposed for such Joint Operation.

(B)    If a Party voted against any proposal which was approved by the Operating Committee and which could be conducted as an Exclusive Operation, then such Party shall have the right not to participate in the operation contemplated by such approval.  If a Party exercises this right of non-consent, the Parties who were not entitled to give or did not give notice of non-consent shall be Consenting Parties as to the operation contemplated by the Operating Committee approval, and shall conduct such operation as an Exclusive Operation.

V.	Work Programs and Budgets.

1.	On or before the 28th day of April of each year, Operator shall deliver to the Parties a proposed Work Program and Budget detailing the Joint Operations to be performed for the following Contract Year. Within Thirty (30) Days of such delivery, the Operating Committee shall meet to consider and to endeavor to agree on a Work Program and Budget. This budget should be approved no later than June 28, at which date WP&B are due to be presented to the Kenyan government

2.	The Work Program and Budget agreed by the Operating Committee shall include at least that part of the Minimum Work Obligations required to be carried out during the Contract Year in question under the terms of the Contract. If the Operating Committee is unable to agree on such a Work Program and Budget, then Operator shall choose between the competing proposals, always in the understanding that it must contain at least the operations as are necessary to maintain the Contract in full force and effect, including such operations as are necessary to fulfill the Minimum Work Obligations required for the given Contract Year.

3.	For the award of all contracts less than or equal to US$500,000 in value, the relevant provisions of the Contract shall apply. For all contracts valued at more than US$500,000 Operator shall be required to utilize tender procedure.

4.	(A) Prior to incurring any commitment or expenditure for the Joint Account, which is estimated to be in excess of US$500,000 Operator shall send to each Non-Operator an Authorization For Expenditures (AFE).

(B) Notwithstanding the above, Operator shall not be obliged to furnish an AFE to the Parties with respect to any Minimum Work Obligations, workovers of wells and general and administrative costs that are listed as separate line items in an approved Work Program and Budget.

(C) All AFEs shall be for informational purposes only.  Approval of an operation in the current Work Program and Budget shall authorize Operator to conduct the operation without further authorization from the Operating Committee.

(D)   For expenditures on any line item of an approved Work Program and Budget, Operator shall be entitled to incur without further approval of the Operating Committee an over expenditure for such line item up to ten percent (10%) of the authorized amount for such line item; provided that the cumulative total of all over expenditures for a Calendar Year shall not exceed five percent (5%) of the total annual Work Program and Budget in question.

VI.	Exclusive Operations

1.	No operations may be conducted in furtherance of the Contract except as Joint Operations or as Exclusive Operations. No Exclusive Operation shall be conducted which conflicts with a previously approved Joint Operation or with a previously approved Exclusive Operation. Operations which are required to fulfill the Minimum Work Obligations must be proposed and conducted as Joint Operations and may not be proposed or conducted as Exclusive Operations.

2.	(A) A Non-Consenting Party which wishes to reinstate the rights it relinquished shall reimburse in immediately available funds to the Consenting Parties an amount equal to such Non-Consenting Party’s Participating Interest share of all liabilities and expenses that were incurred in the Exclusive Operation and that were not previously paid by such Non-Consenting Party.

(B) In addition, each such Non-Consenting Party shall be liable to pay in immediately available funds to the Consenting Parties an amount equal to the total of:

(1)	Five hundred percent (500%) of such Non-Consenting Party’s Participating Interest share of all liabilities and expenses that were incurred in any Exclusive Operation relating to the obtaining of the G & G Data; plus

(2)	One thousand percent (1000%) of such Non-Consenting Party’s Participating Interest share of all liabilities and expenses that were incurred in any Exclusive Operation relating to the drilling, Deepening, Testing, Completing, Sidetracking, Plugging Back, Recompleting and Reworking of the Exploration Well or Appraisal Well.

3.	If Operator is a Non-Consenting Party to an Exclusive Operation, then Operator may resign as Operator for such Exclusive Operation, and the Consenting Parties shall select a Consenting Party to serve as Operator for such Exclusive Operation only.

VII.	Default

1.	Any Party that fails to pay when due its share of joint account charges (including cash calls and interest), or provide when due and maintain any security required of such Party under the Contract or the JOA, or perform its indemnity obligations under the JOA, shall be in default.

2.	The Agreed Interest Rate applicable to any amount in default shall be an interest compounded on a monthly basis, at the rate per annum equal to the one (1) month term, London Interbank Offered Rate (LIBOR rate) for U.S. dollar deposits, as published in London by the Financial Times or if not published, then by The Wall Street Journal, plus six (6) percentage points, applicable on the first Business Day prior to the due date of payment and thereafter on the first Business Day of each succeeding calendar month. If the aforesaid rate is contrary to any applicable usury law, the rate of interest to be charged shall be the maximum rate permitted by such applicable law.

3.	The defaulting Party may not transfer all or part of its participating interest, except to non-defaulting Parties.

4.	The Defaulting Party has no right, during the Default Period, to:

a.	Call or attend Operating Committee or subcommittee meetings;
b.	Vote on any matter coming before the Operating Committee or any subcommittee;
c.	Have access to any data or information relating to any operations under the JOA;
d.	Consent to or reject data trades between the Parties and third parties, nor access any data received in such data trades;
e.	Consent to or reject any Transfer or otherwise exercise any other rights with respect to Transfers;
f.	Receive its Entitlement of production; or
g.	Take assignment of any portion of another Party’s Participating Interest if such other Party is either in default or withdrawing from the JOA and the Contract.

5.	If a Defaulting Party fails to fully remedy all its defaults by the thirtieth (30th) Day of the Default Period, then, without prejudice to any other rights available to each non-defaulting Party to recover its portion of the Total Amount in Default, at any time afterwards until the Defaulting Party has cured its defaults any non-defaulting Party shall have the option, exercisable in its discretion at any time, to require that the Defaulting Party offer to completely withdraw from the JOA and assign all of its Participating Interest.

VIII.	Venture Information – Confidentiality – Intellectual Property.

Each Party will be entitled to receive all Venture Information related to operations in which such Party is a participant.  “Venture Information” means any information and results developed or acquired as a result of joint operations and shall be joint property.  The Parties agree that all information in relation with joint operations shall be considered confidential and shall be kept confidential, and shall not be disclosed during the term of the Contract and for a period of three (3) years afterwards to any person or entity not a Party to the JOA, except conventional disclosures as provided by the AIPN Model Form.  All intellectual property rights in the Venture Information shall be joint property.

IX.	Transfers of Interest and Change of Control

1.	A transferee shall have no rights in the Contract or the JOA unless and until:

(1)	it expressly undertakes in an instrument reasonably satisfactory to the other Parties to perform the obligations of the transferor under the Contract and the JOA in respect of the Participating Interest being transferred and obtains any necessary Government approval for the Transfer and furnishes any guarantees required by the Government or the Contract on or before the applicable deadlines; and

(2)	each Party has consented in writing to such transfer, which consent may be denied if the transferee fails to establish to the reasonable satisfaction of each Party its financial capability to perform its payment obligations under the Contract and the JOA and its technical capability to contribute to the planning and conduct of Joint Operations.

2.	No consent shall be required if the transferring Party agrees in a document reasonably satisfactory to the non-Transferring Party to remain liable for all of the Third Party Transferee’s technical, operational, regulatory (including financial and security regulators) and financial obligations under the Contract and the JOA.

3.	No consent shall be required for a transfer to an Affiliate if the transferring Party agrees in an instrument reasonably satisfactory to the other Parties to remain liable for its Affiliate’s performance of its obligations.

4.	Transfer shall mean any sale, assignment, encumbrance or other disposition by a Party of any rights or obligations derived from the Contract or the JOA (including the assignment of its Participating Interest and any direct or indirect, total or partial, sale of shares of a Party.), other than its entitlement to production and its rights to any credits, refunds or payments under the JOA.

5.	Any Transfer of all or a portion of a Party's Participating Interest, other than a Transfer to an Affiliate or the granting of an Encumbrance, shall be subject to a preferential right to acquire by the other Parties. Once the final terms and conditions of a transfer have been fully negotiated, the transferor shall disclose all such final terms and conditions as are relevant to the acquisition of the Participating Interest in a notice to the other Parties, which notice shall be accompanied by a copy of all instruments or relevant portions of instruments establishing such terms and conditions. Each other Party shall have the right to acquire the Participating Interest subject to the proposed Transfer from the transferor on the terms and conditions described if, within thirty (30) days of the transferor's notice, such Party delivers to all other Parties a counter-notification that it accepts such terms and conditions without reservations or conditions. If no Party delivers such counter-notification, the transfer to the proposed transferee may be made, under terms and conditions no more favorable to the transferee than those set forth in the notice to the Parties, provided that the Transfer shall be concluded within one hundred eighty (180) days from the date of the notice plus such additional period as may be required to secure governmental approvals.

X.	Governing Law and Dispute Resolution.

1.	The substantive laws of England and Wales, exclusive of any conflicts of laws principles that could require the application of any other law, shall govern the JOA for all purposes, including the resolution of all Disputes between or among Parties.

2.	The Parties shall engage in good-faith discussions to seek to resolve any dispute by negotiation between Senior Executives. A Senior Executive shall mean any individual who has authority to negotiate the settlement of the Dispute by a Party.

3.	Any dispute not finally resolved by negotiation shall be resolved through final and binding arbitration in accordance with the Rules of the London Court of International Arbitration.

XI.	Accounting Procedures.

1.	Operator shall charge the Joint Account for all costs and expenditures incurred by Operator for the conduct of Joint Operations within the limits of approved Work Programs and Budgets or as otherwise specified in the JOA.

2.	The cost of services performed by Operator's Affiliates technical and professional staffs not located within the Country of Operation shall be chargeable to the Joint Account according to the time for such services documented on time sheets. The individual rates shall include salaries and wages of such technical and professional personnel, lost time, governmental assessments, and employee benefits. Costs shall also include all support costs necessary for such technical and professional personnel to perform such services, such as, but not limited to, rent, utilities, support staff, drafting, telephone and other communication expenses, computer support, supplies, depreciation, and other reasonable expenses. Examples of such services include the following:

Geological Studies and Interpretation
Seismic Data Processing
Well Log Analysis, Correlation and Interpretation
Laboratory Services
Ecological and Environmental Engineering
Decommissioning (Abandonment) and Reclamation
Well Site Geology
Project Management and Engineering
Source Rock Analysis
Petrophysical Analysis
Geochemical Analysis
Drilling Supervision
Development Evaluation
Project Accounting and Professional Services
Other Data Processing

3.	Operator shall charge the Joint Account monthly for the cost of indirect services and related office costs of Operator and its Affiliates not otherwise provided in the Accounting Procedure, which represent the cost of general assistance and support services provided by Operator and its Affiliates. No cost or expenditure included as direct cost shall be included or duplicated as indirect charge. These charges will not subject to audit other than to verify that the overhead percentages are applied correctly as per the Operating Committee approval.

4.	Unless exceeded by the minimum assessment mentioned below, the aggregate Year-to-Date indirect charges shall be a percentage of the Year-to-Date expenditures, calculated on the following scale:

Annual Expenditures
FIRST US$10,000,000	5%
NEXT US$10,000,000	4%
IN EXCESS OF US$20,000,000	2%

5.	A minimum amount of US$120,000 shall be assessed each calendar year calculated from the Effective Date of the JOA and shall be reduced pro rata for periods of less than a year.

EXHIBIT B
Transitional Agreement – Main Principles
(Main principles for the Transitional Agreement to be executed between the Parties)

The transitional agreement (the “Agreement”) between ERHC Energy Kenya Limited (“ERHC” or the “Farmor”) and CEPSA Kenya Limited (“CEPSA” or the “Farmee”) developing the relationship between them concerning the Block and the Petroleum Operations from the Consent Date (as defined in the Farmout Agreement between the Parties, as defined below) shall include, and be based upon, the following main principles:

i)	The overriding principle on which the Agreement will be based shall be need for each of CEPSA and ERHC (the “Parties”) to work together to ensure the smooth transition of CEPSA’s Participating Interest in the project and the Operatorship to CEPSA, with ERHC providing all reasonable assistance and advice to CEPSA in Kenya that CEPSA may reasonably require to ensure that:

(a)	the Contract’s Work Programme obligations can be complied with;

(b)	any planned work and Operations are not delayed or interrupted; and

(c)	CEPSA is able to comply with its Operator obligations

ii)	The services to be provided during the Transitional Period by the Farmor to the Farmee (the “Services”). These Services shall include the following:

(a)	assistance on the acquisition and interpretation of 1,000 km2 or more of gravity and magnetic data (pursuant to the FTG Contract to be signed with Bell Geospace) if such activity is not completed by the Closing Date; and

(b)	assistance on the acquisition of 1,000 km/line of 2D seismic data either during the period from January to March 2014 or during the first 2014 weather window;

(c)	the undertaking and acquisition of any EIA licenses and reports required under Kenyan legislation to enable the project to proceed, pursuant to the EIA Contract to be signed with Africa Renaissance Solutions Ltd, as well as assistance on the acquisition of any further EIA reports that may be required pursuant to the applicable Laws/Regulations of Kenya; and

(d)	general assistance concerning the development of CEPSA’s physical presence in Kenya from the Consent Date, including all reasonable assistance and advice on the employment and contracting of personnel, procurement processes, contact and correspondence with Kenyan authorities, contracting of services etc.

iii)	Services shall be provided by Farmor in substantially the same way and with the same level of care and effort as used by the Farmor in the twelve (12) months previous to the Consent Date;

iv)	The Services shall be provided for a period of twelve (12) months from the Consent Date (such period being the “Transitional Period”), notwithstanding the fact that both Parties shall use their reasonable endeavours to ensure that the Operations are transitioned out from ERHC to CEPSA (thereby ending the Transitional Period) as soon as possible after the Consent Date;

v)	A procedure shall be put in place allowing for the extension of the Transitional Period, if such extension is deemed necessary by both Parties;

vi)	CEPSA may terminate all or any of the Services at any time during the Transitional Period by giving notice to ERHC five (5) business days prior to the planned date of termination;

vii)	Termination by either Party if the other Party is:

(a)	in material default of any provision of the Agreement; or

(b)	is dissolved, liquidated or declared insolvent or bankrupt;

viii)	ERHC shall take all the reasonable steps, and ERHC shall give CEPSA all assistance as may be reasonably necessary, to take all the steps necessary to enable CEPSA to comply with any Kenyan regulatory and corporate requirements as to the setting up and good operations of CEPSA’s Kenyan office (or other physical presence) to enable it to act as the Operator for the purposes of the Contract and the JOA, if such requirements have not been completed prior to the Consent Date. Those requirements on which CEPSA may require the assistance of ERHC would include all those needed to enter into sub-contracts, procurement contracts, engineering and construction contracts or environmental reports and assessments;

ix)	Both Parties will cooperate on the provision of the Services, including the exchange of data, documentation and IT;

x)	ERHC shall invoice CEPSA for the Services, according to a costs and invoicing procedure (which shall include a dispute resolution process), provided that ERHC shall notify CEPSA promptly when the estimated costs for the Services have been exceeded;

xi)	Procedures on data ownership and access;

xii)	No liability for indirect damages;

xiii)	Standard provisions such as tax payments, compliance with law and regulations, notices, contact details, dispute resolution process, governing law and jurisdiction.

EXHIBIT C
Contract

EXHIBIT D
Deed of Transfer Model Form

DEED OF ASSIGNMENT

between

ERHC ENERGY KENYA LIMITED

and

CEPSA KENYA LIMITED

THIS DEED OF ASSIGNMENT is made is made on             2013 between:

(1)	ERHC ENERGY KENYA LIMITED, a company registered in accordance with the laws of Kenya under registration number CPR/2012/86952 (ERHC);

(2)	CEPSA KENYA LIMITED, a company registered in accordance with the laws of Kenya under registration number CPR/2013/113607 (CEPSA).

WHEREAS

A.	EHRC is the sole Contractor in a production sharing contract between ERHC and the Government of the Republic of Kenya covering Block 11 A in the north western region of Kenya dated 28th June, 2012.

B.	ERHC has agreed to transfer and assign to CEPSA fifty five per cent (55%) of its rights as the Contractor in the Block 11 A PSC and operatorship of Block 11 A.

C.	The Cabinet Secretary of the Ministry of Energy of Kenya has in a letter dated [∆] given his consent to the execution of this Deed of Assignment.

IT IS AGREED AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

Unless the context otherwise requires, the words and expressions defined in the PSC shall bear the same meanings ascribed to them in the PSC wherever used in this Deed (including recitals to this Deed).

1.1.1	Business Day means [∆];

1.1.2	Cabinet Secretary in the Ministry of Energy (formerly Minister) is the senior most civil servant and accounting officer in the Ministry of Information Communications and Technology;

1.1.3	PSC means production sharing contract between ERHC and the Government of the Republic of Kenya covering Block 11 A dated 28th June, 2012;

1.1.4	Parties means the parties to this Agreement.

1.2	Interpretation

1.2.1	In addition to the definitions in clause 1.1, unless the context requires otherwise:
1.2.1.1	the singular includes the plural and vice versa;
1.2.1.2	a person includes reference to a body corporate or other legal entity;
1.2.1.3	any written law includes that law as amended or re-enacted from time to time;
1.2.1.4	any agreement or other document includes that agreement or other document as varied or replaced from time to time;
1.2.1.5	a clause is to the relevant clause of this agreement;
1.2.1.6	any party includes that party’s successors and assigns.

1.3	Clause headings are inserted for convenience only and shall be ignored in construing this agreement.

NOW THIS DEED WITNESSETH THAT

2.	With effect from [∆], ERHC hereby assigns to CEPSA an undivided fifty five per cent (55%) Participating Interest in all the rights and interests and by way of novation transfers all its liabilities and obligations pursuant to and in respect of the PSC (the “Transferred Interest”) to hold the same and subject to performance and observance by CEPSA of the terms and conditions contained in the PSC and on the part of the Contractor therein described to be performed and observed, in so far as they relate to the Transferred Interest.

3.	ERHC confirms that the rights and privileges of the Government of Kenya under the PSC shall not be prejudiced by the provisions of this Deed of Assignment.

4.	ERHC and CEPSA jointly and severally covenant with and in favour of the Minister that they will perform and observe the terms and conditions contained in the PSC and on the part of the Contractor therein described to be performed and observed.

5.	For the purpose of this Deed of Assignment, all notices shall be sent to the following addresses:

5.1	If to ERHC
[∆]
Tel: [∆]
E-mail: [∆]
Attention: [∆]

5.2	If to CEPSA
[∆]
Tel: [∆]
E-mail: [∆]
Attention: [∆]

6.	This Deed of Assignment may be executed in any number of counterparts with the same effect as if the signatures on the counterparts were upon a single engrossment of this Deed of Assignment provided that this Deed of Assignment shall not be effective until all the counterparts have been executed.

7.	The construction, validity and performance of this Deed of Assignment shall be governed by the Laws of Kenya and each party hereby submits to the non-exclusive jurisdiction of the Kenyan Courts.

IN WITNESS WHEREOF the parties hereunto affixed their respective common seals the day and year first above written.

THE COMMON SEAL OF ERHC	)
WAS HEREUNTO	)
AFFIXED IN THE PRESENCE OF:	)
)
)
DIRECTOR	)
)
)
)
DIRECTOR/SECRETARY	)

THE COMMON SEAL OF CEPSA	)
WAS HEREUNTO	)
AFFIXED IN THE PRESENCE OF:	)
)
)
DIRECTOR	)
)
)
)
DIRECTOR/SECRETARY	)

CONSENT

By executing this Deed of Assignment, the Cabinet Secretary of the Ministry of Energy does on behalf of the Government of Kenya consent and approve to the assignment of the Transferred Interest by ERHC to CEPSA in accordance with the provisions of the PSC.

APPROVED BY THE MINISTRY OF ENERGY:

Cabinet Secretary

Date